UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 12, 2008

Kodiak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-38558	65-0967706
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

734 7th Avenue S.W. Calgary, AB T2P 3P8 Canada
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:	(403) 262-8044

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1 of 3

SECTION 8 – OTHER EVENTS

Item 8.01 – Other Events.

On September 12, 2008, the Company filed in The Court of Queen’s Bench of Alberta, Judicial District of Calgary, a Statement of Claim against Brink Energy Ltd. (“Brink”) in which the Company is claiming, among other things, repayment of a Cdn. $1 million loan the Company made to Brink in July, 2008, including accrued interest thereon and the transfer to the Company of certain lands of Brink in satisfaction of Brink’s Non-completion Fee relative to a proposed transaction under the terms of which the Company and Brink would have entered into a plan of arrangement whereby the Company would have acquired all of the outstanding shares of Brink.

On or about June 18, 2008, the Company and Brink entered into a letter agreement (the “Letter Agreement”) which was reported on the Company’s Report on Form 8-K dated June 19, 2008 and which sets forth the terms of a proposed Plan of Arrangement (the “Arrangement”) in accordance with the Alberta Business Corporations Act whereby the Company would acquire all of the shares of Brink (the “Transaction”). The Letter Agreement provided that a non-completion fee would be payable by Brink to Kodiak, as liquidated damages, by way of a transfer of Brink’s interest in certain lands in the event there was a breach or non-performance by Brink of a material provision of the Letter Agreement. The Company believes Brink has breached the Letter Agreement such that the Transaction is not capable of completion and as a result, the Non-completion fee is due and payable by Brink to the Company.

In addition, in July, 2008, the Company advanced Cdn. $1 million by way of a loan to Brink to provide working capital to Brink during the period until the proposed Transaction closed. The Company believes it is entitled to repayment of such loan together with accrued interest thereon.

In an effort to enforce the Company’s claims in connection with the above matters, the Company, on September 12, 2008, filed a Statement of Claim against Brink in The Court of Queen’s Bench of Alberta in Calgary, Alberta.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Name
Exhibit 8.1	Statement of Claim dated September 12, 2008

2 of 3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kodiak Energy, Inc.

Date: September 15, 2008
	By:	/s/ William S. Tighe
William S. Tighe
	Its:	Chief Executive Officer and President

3 of 3